Max Maxfield, WY Secretary of State
FILED: 07/06/2009 04:21 PM
ID: 2009-000571933

AMERICAN RESOURCE MANAGEMENT, INC.

Article I

The name of the corporation is AMERICAN RESOURCE MANAGEMENT. INC.

Article II

The name and address of the registered agent of the corporation is WyomingRegisteredAgent.com , Inc., 2510 Warren Ave., Cheyenne, Wyoming 82001.

Article III

The principal office of the corporation is located at: 2510 Warren Ave., Cheyenne, Wyoming 82001.

Article IV

The corporation will have the authority to issue 50,000 Common Shares with No Par Value. n111

Article V

The names and addresses of the initial officers are:

President -
EMILY HOLBROOK, P.O. BOX 1263, LONDON, KENTUCKY 40743

Secretary -
MARK E. HOLBROOK, P.O. BOX 1263, LONDON, KENTUCKY 40743